Exhibit 99.1

JERRY C. GRIFFIN, M.D. JOINS SCIELE PHARMA BOARD OF DIRECTORS

ATLANTA (October 27, 2006) — Sciele Pharma, Inc. (NASDAQ:SCRX) today announced the appointment of Jerry C. Griffin, M.D., to serve on the Company’s Board of Directors.

Dr. Griffin currently serves as President of Griffin & Schwartz, Inc., a firm he founded in 1982 to provide consulting and management services to pharmaceutical and medical device companies.  Clients include a number of development-stage companies as well as various investment entities.  Concurrently, Dr. Griffin has served as President and Chief Executive Officer of POINT Biomedical Corporation, a development-stage specialty pharmaceutical company, and has served on the senior management team of InControl, another development-stage company engaged in bringing an implantable cardiac rhythm management device to market.  He was also a professor of medicine and associate professor of medicine at the University of California at San Francisco from 1984-1992, an assistant professor of medicine for Baylor College of Medicine from 1981-1984, and clinical and acting assistant professor of medicine at Stanford University from 1978-1981.

Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “We are pleased and fortunate to have Dr. Griffin join our Board.  Because of his long-term experience in the pharmaceutical industry and his lifelong involvement in the medical field, we believe he will be an excellent addition to our Board.  We look forward to his participation, insight, and counsel as a director.”

Dr. Griffin received a Bachelor of Science degree from the University of Southern Mississippi and an M.D. from the University of Mississippi.  He served as chief resident and instructor at the University of Mississippi, and as a fellow in Cardiology at Stanford University.

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and developing branded prescription products focused on Cardiovascular/Metabolic and Women’s Health. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele employs more than 700 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com

Contact:

Sciele Pharma, Inc.

Joseph T. Schepers, 678-341-1401

Director of Investor Relations

ir@sciele.com